Exhibit 99.1

 Contact:

Michael Grossi Comverse, Inc. michael.grossi@comverse.com +1-781-224-8030

Comverse Completes Divestiture of BSS Business to Amdocs

WAKEFIELD, Mass., July 2, 2015 - Comverse (NASDAQ: CNSI) today announced it has completed the divestiture of its BSS business unit to Amdocs (NASDAQ: DOX) for a purchase price of approximately $273 million. Comverse will now be singularly focused on growing its global market leadership in digital services.

About Comverse
Comverse offers a portfolio of digital services that enable global communications across a variety of mobile devices and platforms. We help communication service providers (CSPs) and enterprises Simplify, Modernize, Differentiate, and Monetize a range of innovative “fourth wave” digital experiences through our cloud-based solutions. Our solutions touch more than two billion people through 330+ service providers and enterprises in 120+ countries. You can find us at www.comverse.com.

Forward-Looking Statements

This press release includes “forward-looking statements.”  In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by the forward-looking statements in this press release. Such risks or uncertainties may give rise to future claims and increase exposure to contingent liabilities.  This press release includes statements relating to (i) the price of the sale of a business, which remains subject to post-closing adjustments, and (ii) the anticipated business focus of the Company going forward, which could be subject to change as circumstances dictate.  In addition, the Company faces risks and uncertainties relating to the ongoing outsourcing of various operations, the pending purchase of a new business and other factors, including  economic, industrial and competitive conditions; compliance with applicable laws and regulations; material foreign operations, and additional risks described in the sections entitled “Forward-Looking Statements” and Item 1A, “Risk Factors” and elsewhere in the Company's most recent Annual Report on Form 10-K, or in subsequently filed periodic, current or other reports with the U.S. Securities and Exchange Commission. The Company undertakes no commitment to update or revise any forward-looking statements except as required by law.